Exhibit 99.1

News Release

Contact: Constance C. Bienfait
Vice President
Investor Relations & Corporate Communications
Metabasis Therapeutics, Inc.
(858) 622-5575

For Immediate Release

METABASIS THERAPEUTICS ANNOUNCES FIRST QUARTER 2007 RESULTS AND ACHIEVEMENTS

SAN DIEGO, CA – May 3, 2007 -- Metabasis Therapeutics, Inc. (Nasdaq: MBRX), a biopharmaceutical company focused on the discovery, development and commercialization of novel drugs by applying proprietary technology, scientific expertise and unique capabilities for targeting the liver and liver pathways, announced today financial results for the first quarter ended March 31, 2007 and commented on first quarter achievements.

Financial Results:
Revenue for the first quarter of 2007 was $3.4 million compared to $973,000 for the first quarter of 2006.  The $2.4 million increase was mainly attributable to the $1.8 million upfront license fee received from Schering-Plough and license fee and sponsored research revenue from the hepatitis C collaboration with Idenix.

Research and development expenses for the first quarter of 2007 increased to $9.5 million from $6.8 million in the 2006 comparable period, due mainly to an increase in personnel and in preclinical and clinical trial costs for the three product candidates Metabasis is developing independently - MB07133, MB07803 and MB07811. General and administrative expenses increased to $3.3 million for the first quarter of 2007 from $2.3 million for the first quarter of 2006, due primarily to an increase in consulting services and in personnel. Stock-based compensation expense included in research and development and general and administrative expenses during the first quarter of 2007 was $822,000 and $428,000, respectively.

Net interest income was $839,000 for the first quarter of 2007, compared to $600,000 for the prior year period. Net loss for the first quarter of 2007 was $8.5 million or $0.28 per share compared to a net loss of $7.5 million or $0.30 per share for the first quarter of 2006.

As of March 31, 2007, Metabasis had $71.3 million in cash, cash equivalents and securities available-for-sale compared to $77.9 million as of December 31, 2006. The decrease is primarily attributable to the use of cash to fund ongoing operations.

Company Updates:

•      In late January, partner Daiichi Sankyo completed enrollment in the Phase 2b clinical trial for CS-917, Metabasis’ first generation gluconeogenesis inhibitor for the treatment of type 2 diabetes. Initial results are expected to be reported around mid-year.

•      Excellent progress is also being made on the Company’s second generation gluconeogenesis inhibitor, MB07803. In late March, a 28-day, Phase 2a proof-of-concept clinical trial was initiated for MB07803 in patients with type 2 diabetes. This trial is expected to be completed and initial results reported before the end of the year.

•      In April, promising results were presented at the American Association for Cancer Research annual meeting from the recently completed Phase 1/2 clinical trial for MB07133, Metabasis’ product candidate for the treatment of primary liver cancer. The Company is now actively planning further development of MB07133 and expects to discuss its plans with the FDA and to proceed with the next clinical trial later this year.

•      The Company successfully completed the first human clinical trial for MB07811, its novel product candidate for the treatment of hyperlipidemia, at the end of last year.  Metabasis is planning to initiate the next clinical trial for MB07811 later this quarter, assuming agreement from the FDA.

•      In the first quarter, Schering-Plough was granted exclusive worldwide development and commercial rights to pradefovir.  We were recently informed that 24-month oral carcinogenicity studies in mice and rats were completed.  The preliminary data from these studies showed that the incidence of rats or mice with tumors was increased in the animals dosed with the highest dose levels tested and was slightly increased at the intermediate dose levels.  The low-dose levels were considered ‘no-effect’ dose levels in both studies.  Based on these preliminary findings, Schering-Plough and Valeant, our previous partner on the project, discontinued dosing of all patients in the single ongoing pradefovir Phase 2 extension study as a precautionary measure. This was considered a prudent course of action given the understanding of these preliminary findings and until the relevance of the rodent studies to man can be more fully evaluated.

“As expected, 2007 is shaping up to be another very busy year for Metabasis.” stated Paul Laikind, president and chief executive officer. “All three of our internally-discovered, clinical-stage metabolic product candidates, CS-917, MB07803 and MB07811 are approaching important milestones.  We are also excited about the promise of MB07133 due to the clinical trial results that were presented at the AACR meeting two weeks ago, and look forward to finalizing and moving forward with plans for that important potential treatment to prolong life for liver cancer patients. Pradefovir is in the very capable hands of Schering-Plough and we look forward to working with them to determine the next steps for that program. Whatever the outcome with pradefovir, the strength and depth of our pipeline is allowing us to move ever closer to fulfilling our mission to be a leading biopharmaceutical company discovering, developing and commercializing innovative therapies.”

Conference Call:
The Metabasis management team will host a conference call and live webcast to discuss first quarter 2007 financial results at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) today. Individuals interested in participating in the call may do so by dialing 800-638-5495 for domestic callers and 617-614-3946 for international callers. Please specify to the operator that you would like to join the “Metabasis First Quarter 2007 Financial Results Conference Call.” The conference call will be webcast live on the Metabasis website at www.mbasis.com, under the Investors section, and will be archived there for 30 days following the call. Please connect to Metabasis’ website several minutes prior to the start of the call to ensure adequate time for any necessary software download.

About Metabasis (www.mbasis.com):
Metabasis Therapeutics is a biopharmaceutical company focused on the discovery, development and commercialization of novel drugs to address some of the world's most widespread and costly chronic diseases. By applying our proprietary technologies and scientific expertise, including unique capabilities for targeting the liver and liver pathways, the Company has established a pipeline that includes preclinical and clinical product candidates targeting metabolic diseases such as diabetes, hyperlipidemia and obesity, as well as liver diseases such as hepatitis and primary liver cancer. Metabasis has developed several proprietary technologies for use in discovering and optimizing drugs, including the NuMimetic™

and HepDirect® technologies. Metabasis is continuing to identify and develop new product candidates using its proprietary technologies and expertise.

Forward-Looking Statements:
Statements in this press release that are not strictly historical in nature constitute "forward-looking statements." Such statements include, but are not limited to, references to; the initiation, progress, completion and results of clinical trials for Metabasis' product candidates, including the expected timelines for the initiation of additional clinical trials of those product candidates; and the progress of the Company’s collaborations with Daiichi Sankyo and Schering-Plough. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Metabasis' actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress and timing of development for Metabasis' product candidates; the fact that positive results obtained during early development do not necessarily mean later development will succeed; difficulties or delays in development, testing, obtaining regulatory approval, producing and marketing Metabasis' product candidates; serious adverse side effects or inadequate efficacy of, or serious adverse events related to, Metabasis' product candidates or proprietary technologies; the risk that Metabasis will not be able to build more value or retain rights for direct commercialization of its product candidates; Metabasis' dependence on its licensees and collaborators for the development and registration of, as well as information relating to, certain of its product candidates; potential conflicts with collaborators that could delay or prevent the development or commercialization of Metabasis’ product candidates; the scope and validity of intellectual property protection for Metabasis' product candidates, proprietary technologies and their uses; competition from other pharmaceutical or biotechnology companies; Metabasis' ability to obtain additional financing to support its operations; and other factors discussed in the "Risk Factors" section of Metabasis' Annual Report on Form 10-K for the year ended December 31, 2006 and in Metabasis' other filings with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement. Metabasis is providing this information as of this date of this release and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

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Metabasis Therapeutics, Inc.

Condensed Balance Sheets

(in thousands)

	March 31,	December 31,
	2007	2006
	(unaudited)
Assets:
Current assets:
Cash and securities available-for-sale	$71,264	$77,923
Other current assets	2,039	1,490
Total current assets	73,303	79,413
Property and equipment, net	6,254	6,263
Other assets	177	179
Total assets	$79,734	$85,855

Liabilities and stockholders' equity:
Current liabilities:
Accounts payable and accrued liabilities	$7,213	$5,052
Other current liabilities	4,943	4,973
Total current liabilities	12,156	10,025
Long-term liabilities	6,671	7,692
Stockholders' equity	60,907	68,138
Total liabilities and stockholders' equity	$79,734	$85,855

Metabasis Therapeutics, Inc.

Condensed Statements of Operations

(unaudited, in thousands, except per share amount)

	Three Months Ended
	March 31,
	2007	2006
Revenues:
License fees	$2,467	$417
Sponsored research	938	525
Other revenue	21	31
Total revenues	3,426	973

Operating expenses:
Research and development	9,506	6,784
General and administrative	3,264	2,255
Total operating expenses	12,770	9,039

Loss from operations	(9,344)	(8,066)
Total interest income, net	839	600

Net loss	$(8,505)	$(7,466)

Basic and diluted net loss per share	$(0.28)	$(0.30)
Shares used to compute basic and diluted net loss per share	30,458	25,250